Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. NAMES ANDREW PUHALA
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Houston, Texas
August 17, 2015
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA), a leading helicopter transport operator based in the United States, today announced that Andrew Puhala has been appointed to the position of Senior Vice President, Chief Financial Officer, effective September 14, 2015.
Mr. Puhala (45) has an extensive background in senior financial leadership positions in the energy industry, most recently as Senior Vice President and Chief Financial Officer of American Electric Technologies, Inc. (NASDAQ: AETI) from January 2013 to September 2015. As CFO, Mr. Puhala managed the finance and accounting, investor relations, human resources, information technology, legal and administrative functions and led the company’s merger and acquisition initiatives.
Prior to American Electric Technologies, Mr. Puhala served as Vice President and Chief Financial Officer of AccessESP (formerly Artificial Lift Company) from 2011 through 2012. During his tenure, he was responsible for the finance and accounting, human resources, legal and administrative functions.
Before joining AccessESP, Mr. Puhala held several senior positions in finance, accounting, treasury and tax during a 15-year tenure with Baker Hughes Incorporated (NYSE: BHI), including Vice President Finance — Corporate Development, Vice President Finance — Middle East, Division Controller — Centrilift, and Assistant Treasurer. His career also includes four years of public accounting experience with Arthur Andersen. Mr. Puhala is a Certified Public Accountant and holds a Bachelor's degree in Business Administration, Accounting and a Master’s degree in Professional Accounting from the University of Texas at Austin.
Christopher Bradshaw, who currently serves as Era’s President, Chief Executive Officer and Chief Financial Officer and, upon Mr. Puhala’s appointment, will serve as President and Chief Executive Officer, said: “Andy brings well-rounded experience in numerous senior financial roles, including CFO, within the energy industry. His executive leadership experience, personal integrity, technical abilities and energetic drive make him a good fit for this important role at Era. Andy complements our senior management team as we work together to continue providing safe, efficient and reliable customer service."
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, Colombia, India, Norway, Spain and the United Kingdom. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
For additional information, please contact Harmony Packard at (713) 369-4625 or visit Era Group’s website at www.eragroupinc.com.